Exhibit r.2

                          [LOGO] INVESCO Institutional

                             COMPLIANCE DEPARTMENT

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                                COMPLIANCE MANUAL


II. CODE OF ETHICS AND PROFESSIONAL STANDARDS; AVOIDING CONFLICTS OF INTERESTS AND PROHIBITED ACTS

A.       CODE OF ETHICS AND PROFESSIONAL STANDARDS

All INVESCO Institutional employees must be guided in their actions by the highest of ethical and professional standards. They must avoid even the appearance of conflicts of interest. All employees should consider adherence to the following Code of Ethics and Professional Standards to be a condition of employment with INVESCO.


         1. The personal integrity of all employees must be beyond doubt. INVESCO Institutional personnel are professional, judicious, accurate, objective and reasonable in dealing with clients, with other parties and with one another.

         2. All members of the organization must act within the spirit and the letter of all federal, state and local laws and regulations that apply to investment advisers and to the general conduct of business. They also must act within the spirit and the letter of the policies and procedures set forth in this Compliance Manual.

         3. The interests of INVESCO's clients must at all times take precedence over any personal interests. INVESCO Institutional employees must be alert for such conflicts. When an employee finds that his or her personal interests may be in conflict with those of a client, he or she must report the conflict to the INVESCO Institutional Compliance Department for resolution.

         4. Employees must strictly comply with INVESCO Institutional's Insider Trading Policies and Personal Securities Trading Rules. (See Section III. of this Manual.)

         5. Employees must not accept compensation of any sort for services from sources outside of INVESCO without the prior approval of the INVESCO Institutional Compliance Department. (See Section II.C. of this Manual.)

         6. Employees must protect the confidentiality of information about clients and their affairs, as well as INVESCO's actions and recommendations on their behalf.

INVESCO Institutional employees must strictly adhere to the policies set forth in this Code of Ethics and Professional Standards and this Compliance Manual. Disciplinary action up to and including dismissal will be imposed for violations. All employees who have obtained or are candidates for the designation of Chartered Financial Analyst from the Association of Investment Management and Research (AIMR) also are governed by AIMR's Code of Ethics and Standards of Professional Conduct. If you have questions you should contact the Compliance Department.